Exhibit 26(n)(i)

Written Consent of Sutherland Asbill & Brennan LLP

SAB Letterhead

April 11, 2008

Board of Directors

Western Reserve Life Assurance Co. of Ohio

WRL Series Life Account

570 Carillon Parkway

St. Petersburg, Florida 33716

RE:	WRL Series Life Account-G
WRL Capital CreatorSM
File No. 333-144117/811-21929

To the Board of Directors:

We hereby consent to the use of our name under the caption "Legal Matters" in the Statement of Additional Information for the WRL Capital CreatorSM policy contained in Post-effective Amendment No. 1 to the Registration Statement on Form N-6 (File Nos. 333-144117/811-21929) of the WRL Series Life Account G filed by with the Securities and Exchange Commission by Western Reserve Life Assurance Co. of Ohio. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Mary Jane Wilson-Bilik

Mary Jane Wilson-Bilik